EXHIBIT 99.2

                             [FIBERCORE INC. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                 FIBERCORE REPORTS FIRST QUARTER 2003 RESULTS

CHARLTON, MASS - MAY 22, 2003 -- FiberCore, Inc. (Nasdaq: FBCEE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced results for the first quarter ended March 31, 2003.

The Company filed its annual report on Form 10-K with the SEC late due to delays in finalizing the results from its foreign subsidiaries that also carried over to its first quarter filing as well. The initial late filing resulted in the Company being notified on April 17 that it would be delisted from the Nasdaq SmallCap Market effective April 28, 2003 as further discussed in the Company's earlier release of April 23, 2003. The delisting action has been deferred pending a hearing that the Company requested which will be held today. The Company received an opinion from its auditors, Deloitte & Touche LLP, in its Annual Report that questioned the Company's ability to continue as a going concern and that situation remains unchanged. The Company is actively pursuing additional financing, debt restructuring and further cost reductions to improve its liquidity situation. The Company must raise approximately $5 million in additional financing soon and/or restructure some of its obligations to address its liquidity crisis. The Company is also attempting to renegotiate the terms on approximately $18 million in short-term debt and notes payable.

Sales in the first quarter of 2003 decreased by 42% to $4.6 million from $7.9 million in the first quarter of 2002 and decreased by 12% from fourth quarter levels. Sales continue to be negatively impacted by a lack of shipments in South America, which is primarily a single-mode market. Overall, single-mode sales were down substantially in all regions. Multimode volume increased although multimode sales dollars decreased by approximately 10% as a result of pricing declines. Pricing declines accounted for almost all of the sales reduction, while a slight decline in fiber volume was offset by an increase in preform shipments.

Gross profit (loss) in the quarter was $(848,000), or (18%) of sales for the first quarter of 2003 compared to a gross profit of $(185,000), or (2%) of sales, in the first quarter of 2002. FiberCore's gross margin was severely impacted by continuing price declines, lower production levels, and lower than normal yields at its German operation during January and February. Gross margins improved significantly in March in Germany on the strength of a 50% increase in sales dollars over January and February levels. The POVD technology, which is expected to lower costs further, has not yet been implemented due to delays in financing.

                                   --More--


FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 2


SG&A costs decreased by 29% to $1,861,000 in the first quarter from $2,612,000 in the first quarter of 2002 as a result of cost savings measures implemented during 2002 at all locations. The Company continues to focus on cost savings in SG&A.

R&D spending decreased by 25% to $363,000 in the first quarter from $484,000 in the first quarter of 2002. The Company continues the development of its patented Plasma Outside Vapor Deposition (POVD) process as well as other manufacturing initiatives, which are all intended to reduce production costs. Higher interest expenses in the quarter were primarily a result of the higher debt incurred during 2002 associated with Company's expansion program in Germany.

The loss from operations in the first quarter of 2003 was approximately $3.1 million compared to a loss from operations of approximately $3.3 million in the first quarter of 2002. The improved loss from operations was accomplished despite a significantly reduced sales level (down 42%) due primarily to lower pricing.

FiberCore reported a net loss of $4.0 million, or $0.06 per share, in the first quarter of 2003. In the first quarter of 2002, the net loss was approximately $4.1 million, or $0.07 per share.

Dr. Aslami, President and CEO commented, "The first quarter of the year continued the difficult trends in the fiber optics market that we have experienced since the middle of 2001. We continue to see volume and revenue gains in our multimode business, although obviously at lower prices. This is certainly a positive for us, but is not sufficient to offset the serious declines we have seen in the much larger single-mode market. "

"As I mentioned in discussing our results for 2002, we are focused on addressing our current liquidity difficulties. While I cannot make any assurances, we are in ongoing discussions with several groups to provide funding to the Company in the near-term, including negotiating the terms of the investments. We are also working to restructure our debt obligations to provide more time and allow the Company to meet its obligations when the industry recovers. If we can resolve these issues, we believe we are well positioned for the industry's recovery when it does occur, as our focus is primarily on feeder loop, premise, and the "last mile" applications, which are expected to lead the recovery in the optical fiber markets." added Dr. Aslami.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

                                    --More--


FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 3


Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACTS:

AT THE COMPANY:                           AT FRB|WEBER SHANDWICK:
--------------                            ----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
Robert Lobban, CFO                        212/445-8432
508/248-3900





                           --Financial Tables Follow--






FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588

FiberCore, Inc.
Page 4


                                 FIBERCORE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (Dollars in thousands except share data)
                                   (UNAUDITED)




                                                                            Three Months Ended
                                                                                March 31,
                                                                       2003                 2002
                                                              --------------------------------------
Net sales                                                                $4,609              $7,885

Cost of sales                                                             5,457               7,283
Write-down of Inventory                                                     ---                 787
                                                              ------------------    ----------------
         Total Cost of Sales                                              5,457               8,070
                                                              ------------------    ----------------
         Gross profit (loss)                                               (848)               (185)

Operating expenses:
   Selling, general and administrative expenses                           1,861               2,612
   Research and development                                                 363                 484
                                                              ------------------    ----------------
          Loss from operations                                           (3,072)             (3,281)

Interest expense, net                                                    (1,317)             (1,085)
Other income (expense) - net                                                338                 (85)
                                                              ------------------    ----------------
         Loss before income taxes and
         minority interest                                               (4,051)             (4,451)

Provision for (benefit from) income taxes                                    (1)                103
                                                              ------------------    ----------------
loss before minority interest                                            (4,052)             (4,348)
Minority interest in  loss of subsidiaries
                                                                             47                 270
                                                              ------------------    ----------------
         Net loss                                                       $(4,005)            $(4,078)
                                                              ==================    ================
Basic loss per share
 of common stock                                                         $(0.06)             $(0.07)
                                                              ==================    ================
Diluted loss per share
 of common stock                                                         $(0.06)             $(0.07)
                                                              ==================    ================

Weighted average shares outstanding:
          Basic                                                      68,876,094          61,415,040
          Diluted                                                    68,876,094          61,415,040




SELECTED BALANCE SHEET DATA:                   March 31,           December 31,
                                               ---------           ------------
                                                 2003                 2002
                                                 ----                 -----
                                              (Unaudited)           (Audited)

Working capital  (Deficiency)                  (37,147)            (27,352)
Total assets                                    78,450              75,603
Long-term obligations                           23,892              21,700
Total liabilities                               77,504              71,126
Minority interest                                   43                  15
Accumulated deficit                             54,495              50,490
Stockholders' equity                               903               4,462

                                      ###



FIBERCORE, INC.                             FIBER OPTICS FOR THE NEXT GENERATION
--------------------------------------------------------------------------------
253 Worcester Rd   o P.O. Box 180   o Charlton, MA 01507
o Tel: (508) 248-3900   o Fax: (508) 248-5588